EXHIBIT 23.3

CONSENT OF MILLER AND McCOLLOM, CERTIFIED PUBLIC ACCOUNTANTS

MILLER AND McCOLLOM CERTIFIED PUBLIC ACCOUNTANTS 4350 Wadsworth Blvd., Suite 300 Wheat Ridge, CO 80033	TELEPHONE (303) 424-2020 FACSIMILE (720) 294-9753

We hereby consent to the use in the Registration Statement on Form S-1/A filed on or about January 23, 2008 of our report dated October 25, 2007, relating to the consolidated financial statements of Pure Bioscience and consolidated subsidiaries for the fiscal years ended July 31, 2006 and July 31, 2005 and to the reference to Miller and McCollom in the Experts section of the Prospectus contained in the Registration Statement.

/s/ MILLER AND McCOLLOM
Miller and McCollom

January 23, 2008